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                                                                      EXHIBIT 99


[LOGO OF TELESPECTRUM
APPEARS HERE]
                         [LETTERHEAD OF TELESPECTRUM]


NEWS
FOR IMMEDIATE RELEASE                   Contact:    Richard C. Schwenk, Jr., CFO
                                                    TeleSpectrum Worldwide Inc.
                                                    (610)878-7470


              TELESPECTRUM WORLDWIDE INC. REVISES EARNINGS OUTLOOK


KING OF PRUSSIA, Pa.-June 20, 1997 -- TeleSpectrum Worldwide Inc. (NASDAQ: TLSP) today announced that while it is normally the company's policy not to comment on analysts' expectations, the company currently expects to show a slight loss for the second quarter of 1997. Second quarter revenues, however, are expected to increase by roughly 10 percent over revenues reported for the first quarter this year, and approximately 70 percent over supplemental pro forma revenues in the second quarter of 1996.*

        TeleSpectrum said that the interruption in its pattern of strong earnings growth was due primarily to aggressive expansion of its capacity. Business at TeleSpectrum has grown from pro forma revenues of $26,470,000 in the first quarter of 1996 to $49,154,000 in the first quarter of 1997, an 86% increase. This strong performance spurred the investment in infrastructure, information technology and personnel that has increased TeleSpectrum's workstation capacity by 112% since the company's initial public offering last August. When incoming business in the second quarter was delayed, the result was lower profitability.

        "We are a high-growth company and we committed ourselves to expansion. We grew capacity and added personnel to meet expected demand from clients," said
J. Brian O'Neill, Chairman and Chief Executive Officer of TeleSpectrum Worldwide Inc. "When some of that business was delayed, we filled most of our excess capacity with less profitable business. As a result, our company did not achieve the profits expected for this quarter."

                                    -more-


* Supplemental pro forma of operations assume that the Company acquired the Initial Operating Business on January 1, 1995. The results of operations for TARP and PR Response are included only from their actual acquisition dates, October 1, 1996 and November 1, 1996 respectively.
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Page 2 - TeleSpectrum Worldwide Inc.    [LOGO]


Steps to Improve Performance

        TeleSpectrum said that the company is pursuing a number of steps that it believes will strengthen its financial performance. These steps include:

 . Excess capacity means opportunity. TeleSpectrum is actively marketing its excess capacity and is in negotiations for new third quarter business. In addition, TeleSpectrum expects to expand business with existing clients in its core industries.

 . Strengthening the company. TeleSpectrum remains focused on integrating operations, making new acquisitions, and strengthening management.

 . Continuing efforts to streamline costs. A systematic review of all the company's costs centers is already underway. Steps to improve profitability are being taken.

        Mr. O'Neill said, "Since our initial public offering in August of 1996, TeleSpectrum Worldwide Inc. has successfully integrated nine companies, hired more than 4,000 associates, installed more than 2,000 workstations, and achieved strong revenue and earnings growth. With better utilization of our new, state-of-the-art call centers, a continued focus on strengthening the company, and a strong effort to cut costs, we expect our performance to improve significantly."

The Company

        Headquartered in King of Prussia, Pa., TeleSpectrum Worldwide Inc. is a diversified provider of telemarketing services. TeleSpectrum companies and operating units provide inbound and outbound telemarketing, inbound customer service, direct mail and fulfillment, market research and other services such as strategic database marketing, consulting and training. The company presently has approximately 3,846 workstations in 32 call centers, and employs approximately 8,500 people in the United States, Canada and the United Kingdom.

Forward-looking Statements

        The statements contained herein regarding TeleSpectrum's expected growth and profitability are forward-looking statements that involve substantial risk and uncertainty. In accordance with the Private Securities Litigation Reform Act of 1995, the following are factors that could cause TeleSpectrum Worldwide Inc.'s actual results to differ materially from those expressed or implied by such forward-looking statements: agreements with its existing clients generally do not assure a specific level or duration of revenue, the growth and profitability assumptions assume the addition of new clients not currently identified, and cost savings projected may not be realized.

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